Exhibit 10.1

Amendments to the 2015 and 2016 Long-Term Incentive Performance

(LTIP) Award Agreements Effective June 22, 2017

Amendment to the LTIP Award Agreements:

Notwithstanding anything in this Award Agreement to the contrary, effective June 22, 2017, income tax withholding due at the end of the Vesting Period will be made at the highest federal individual tax rate unless you elect otherwise in accordance with procedures established by the Corporation during an election window that may be offered by the Corporation. If you elect a lower tax rate for withholding, then you may owe additional taxes as a result of the payment of the Award.